EXHIBIT 99 - AUGUST 12, 1998 PRESS RELEASE

			                      		        	    NEWS RELEASE

                                            	Star Technologies, Inc.
                                            	515 Shaw Road
                                            	Sterling, VA  20166

                                            	CONTACT:
                                            	Helen Ryan
                                            	(703) 264-3371

                                             FOR IMMEDIATE RELEASE


                     STAR TECHNOLOGIES MOVED FROM THE
                  NASDAQ MARKET TO THE OTC BULLETIN BOARD

STERLING, Va., August 12, 1998 -- Star Technologies, Inc. today announced that the Company's common stock was delisted from the Nasdaq Stock Market, effective as of the close of business on Tuesday, Aug. 11, 1998. The Company has been informed that its common stock is trading on the Over The Counter
(OTC) Bulletin Board, under its existing symbol: STRR.

  	The Nasdaq delisting notification follows a June 10, 1998 decision of a Nasdaq Listing Qualifications Panel, which set forth certain conditions for continued listing on the Nasdaq Exchange as a result of the Company's non-compliance with certain of Nasdaq's recently heightened listing requirements. One of the Panel's conditions required Star to make a public filing on or before August 10, 1998, with the Securities and Exchange Commission and Nasdaq evidencing a minimum of $3 million in net tangible assets, with which Star did not achieve compliance.

  	Robert C. Compton, president and CEO of Star Technologies expressed disappointment in the Nasdaq delisting, but stressed, "It is my hope that the news of the Nasdaq delisting will not overshadow the significant progress that the Company has made over the past year." During the past 12 months, Star Technologies has been undergoing a complete business refocus from a small niche in the medical imaging market to the broader, fast-growing document imaging market. In this regard, Star completed two strategic acquisitions during the latter half of 1997. These acquisitions had a negative impact on the Company's net tangible assets, as they consumed a significant portion of cash and created more than $2 million of goodwill.

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Star Stock Moved from Nasdaq to OTCBB			                        	2-2-2


  	"We understood the potential short-term effect the acquisitions might have on our balance sheet," Compton added. "However, it was our belief that the acquisitions provided a critical first step in our long-term growth strategy to build a strong, competitive market presence in the document imaging market."

  	Star Technologies, Inc. is a provider of products and services for government and commercial users worldwide involved in data capture, image capture and document imaging. Star's PowerScan subsidiary designs, develops and supplies a complete line of document image capture and processing software. Star also offers a wide range of outsourcing data entry and document imaging services through its Curran Data Technologies subsidiary based in Indianapolis, IN. Star is headquartered at 515 Shaw Road, Sterling, VA, 20166. Telephone: (703) 689-4400. E-mail: starinfo@star.com.
Internet: www.star.com.

This press release contains certain forward-looking statements that involve significant risks and uncertainties. Such forward-looking statements are based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed or implied by the forward-looking statements contained herein. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this release or the occurrence of other unanticipated events.


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